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                                                                    EXHIBIT 15.1

           LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors and Shareholders
Marine Drilling Companies, Inc.

Re:  Registration Statement No. 333-56379

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 26, 2000, and July 26, 2000 related to our reviews of the interim financial information. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meanings of sections 7 and 11 of the Act.

                                                    /s/ KPMG LLP
                                                    KPMG LLP


Houston, Texas
August 10, 2000